Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio--(BUSINESS WIRE)--June 29, 2010--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $626.4 million, and net earnings of $33.1 million, or $0.42 per share, for the fiscal 2010 fourth quarter ended May 31, 2010. In last year’s fourth quarter, the Company reported a net loss of $13.7 million, or $0.17 per share. The prior year fourth quarter included a $6.3 million pre-tax inventory write-down and $6.0 million of pre-tax restructuring charges, for a combined negative impact of $0.15 per share.

For the fiscal year ended May 31, 2010, the Company posted net earnings of $45.2 million, or $0.57 per share, driven by the strong fourth quarter. Sales were down 26% from the prior year to $1,943.0 million, primarily due to the reduction in sales volumes in the Metal Framing segment and a 24% decrease in the average market price of steel. Fiscal 2010 earnings were reduced by goodwill impairment, restructuring and certain legal charges totaling $31.0 million or $0.39 per share. The prior year net loss of $108.2 million was impacted by inventory write-downs, goodwill impairment, restructuring charges, and a gain on the sale of the Aegis joint venture, reducing net earnings by $175.7 million or $2.23 per share.

The results for the three- and twelve-month periods ended May 31, 2010 were as follows:

(U.S. dollars in millions, except per share data)

	4Q 2010	3Q 2010	4Q 2009	12M 2010	12M 2009
Net sales	$626.4	$451.1	$471.6	$1,943.0	$2,631.3
Operating income (loss)	42.6	(35.3)	(19.2)	22.0	(175.3)
Equity income	18.8	14.6	8.7	64.6	48.6
Net earnings (loss)	33.1	(17.7)	(13.7)	45.2	(108.2)
Earnings (loss) per share	$0.42	$(0.22)	$(0.17)	$0.57	$(1.37)

“I am very pleased with our strong fourth quarter results,” said John P. McConnell, Chairman and CEO. “The recession has made the past two years very difficult, but I believe we are a better company today because of the way we have responded. I am proud of all Worthington employees for their hard work and commitment in putting us on a much improved track. While our sales were down compared to last year, we improved our bottom line. We are growing the profit potential of existing businesses, investing in higher value-added businesses, and working to reduce our earnings volatility.

“Steel Processing continues to show marked improvement in its operations, despite lower but improving volumes. Pressure Cylinders had a very strong quarter in North America across many of its product lines with some modest improvements showing up in results from the European operations. Metal Worthington Industries Framing has worked diligently to remain cash neutral while market conditions continue to deteriorate. While we expect additional operating improvements to match existing market conditions in our traditional markets for Metal Framing, we have separately launched efforts to identify opportunities in new markets abroad.”

Quarterly Results – Consolidated

Net sales for the fourth quarter ended May 31, 2010, were $626.4 million, a 33% increase from the comparable quarter last year, primarily due to increased volumes in our Steel Processing and Pressure Cylinders segments.

Gross margin for the current quarter was $105.8 million, or 17% of net sales. This represents a $68.5 million increase over the prior year quarter’s gross margin of $37.3 million, or 8% of net sales. An improved spread, primarily in Steel Processing, between the average selling price and the cost of steel, improved the margin by $56.7 million. While volumes were up in both Steel Processing and Pressure Cylinders, the favorable impact was partially offset by volume declines in Metal Framing and the other construction related segments.

SG&A expenses were $12.1 million higher than the prior year quarter due to higher profit sharing and bonus expenses from improved earnings, but declined from 10.7% to 10.0% of net sales.

Operating income for the quarter was $42.6 million, driven by the increase in volume and improved spreads. This compares to the prior year quarter loss of $19.2 million, which included $6.0 million of pre-tax restructuring charges, and a $6.3 million pre-tax inventory write-down.

Interest expense was $3.1 million in the quarter, down from $4.3 million in the prior year due to lower average borrowings and interest rates.

Equity in net income from unconsolidated joint ventures was $18.8 million, an increase of $10.0 million from the comparable year-ago quarter, on sales of $203.7 million. Worthington Armstrong Venture (WAVE) contributed $15.1 million of earnings, a 42% increase from last year's fourth quarter, and dividends of $13.0 million. Four other joint ventures, TWB Company, Worthington Specialty Processing, Serviacero Worthington and Samuel Steel Pickling were all profitable and showed a combined improvement of $5.7 million over the prior year quarter.

For the quarter, income tax expense was $22.8 million compared to the income tax benefit of $2.9 million a year ago. The current quarter reflects an estimated effective income tax rate of 40.8%, excluding earnings from the non-controlling interest. The effective income tax rate for the year is 37.1%. The rates include a $3.0 million valuation allowance that was recorded in the fourth quarter related to certain deferred tax assets of Metal Framing.

Balance Sheet

At quarter end, total debt was $250.2 million, up $29.8 million from the previous quarter. In April of the current quarter, the Company completed the public offering of $150.0 million in senior notes due 2020 at a coupon rate of 6.5%. The Company also utilized $45.0 million of its $100.0 million trade accounts receivable securitization facility. No amount was drawn on the $435.0 million revolving credit facility at the end of the current quarter. The Company remains well within compliance on its debt covenants.

Cash used by operating activities for the quarter was $9.6 million, compared to cash provided by operations of $50.6 million in the year-ago quarter and cash used by operating activities of $14.1 million from the third quarter. As volumes have grown in the current year, so has the need for additional working capital. Also during the current quarter, the Company spent $7.7 million on capital expenditures, primarily on upgrades to Pressure Cylinders’ production lines.

Quarterly Segment Results

Steel Processing’s net sales of $349.6 million were up 95%, or $170.5 million over the prior year quarter. Higher volumes increased sales by $146.9 million while higher average selling prices increased sales by $23.6 million. Sales volumes grew 74% over the prior year quarter and 26% versus the third quarter due to increased sales to the automotive, agricultural, and construction markets and the contribution from the Gibraltar strip steel assets acquired in February 2010.

Steel Processing’s mix of direct versus toll tons processed was 58% to 42% this quarter, the same as the year ago quarter. Operating income improved $50.4 million to $28.3 million, from the prior year’s operating loss of $22.1 million. Higher spreads and volumes offset by increased variable manufacturing expenses drove the increase. Margins continue to benefit from better inventory management and operating improvements implemented as part of the Company’s ongoing Transformation plan. SG&A expenses were higher due to increased profit sharing and bonus expenses and a modest increase in bad debt expense.

Pressure Cylinders’ net sales of $144.8 million were up 12% from the year ago quarter. A 20% increase in net sales in the North American operations was partially offset by an 18% decrease in European operations. The North American operations experienced volume increases in refrigerant cylinders and propane heating tanks. In addition, the acquisitions of Piper and SCI contributed sales of $13.4 million. Industrial gas cylinder volumes in Europe were 11% below the year ago quarter but significantly higher than levels earlier this fiscal year. Air brake tank volumes in the Czech Republic facility improved 85% over the very depressed year ago levels on improving market conditions. Operating income increased 73% from the prior year quarter to $16.0 million, aided by solid North American operations, and slowly improving European operations.

Metal Framing’s net sales of $87.1 million were down 21%, or $23.5 million, from the prior year quarter and volumes were down 25%. This segment has been negatively impacted by a dramatically weakened commercial construction market and pricing pressures. Operating income was $0.4 million, $3.9 million better than the prior year’s loss, due to the impact of improved margins, lower SG&A expense, and lower restructuring charges.

Outlook

“We began to recover from the global recession this fiscal year, rebounding from the only year with an earnings loss in Company history in fiscal year 2009,” McConnell stated. “We have optimized our existing businesses and captured growth opportunities that fit our strategy. As we begin our new fiscal year, we will stay focused on growing the business both organically and through new acquisitions. Our operational efficiency improvement, consolidated sourcing and customer service will continue to be the drivers that lead us to sustainable earnings. We believe the economic environment in which we operate will continue to improve, though not linearly, over the next 24 months.”

Fiscal 2010 Highlights/Activities

  June 1, 2009, purchased the assets related to the business of Piper Metal Forming Corporation, U.S. Respiratory, Inc. and Pacific Cylinders, Inc, for $9.7 million. These assets and expenses have been included in the Pressure Cylinders business segment.
  July 13, 2009, the Serviacero Worthington joint venture opened its greenfield steel processing facility near Monterrey, Mexico. The 65,000 square foot facility has rail access and currently operates a slitting and packaging line.
  August 12, 2009, the Metal Framing segment announced the formation of a joint venture with ClarkWestern Building Systems to co-develop a new drywall framing product. ProSTUDTM is lightweight and features a number of technological advances to enhance rigidity.
  September 3, 2009, purchased California-based Structural Composites Industries, LLC (SCI). SCI produces lightweight, aluminum-lined, composite-wrapped high pressure cylinders which add to Pressure Cylinders’ growing product line.
  September 30, 2009, announced the consolidation, within the Metal Framing segment, of the Joliet, Ill. roll forming operations into the Hammond, Ind. facility.
  October 5, 2009, the Metal Framing segment announced a significant building code endorsement for metal lath and lath trim products.
  November 2, 2009, the Metal Framing segment announced the formation of a strategic alliance with Bailey Metal Products Limited (Bailey) that included the sale of the Metal Framing operations in Canada to Bailey. The agreement provides for Bailey to be the exclusive distributor of Metal Framing’s proprietary and vinyl products in Canada. Bailey has licensed its paper-faced metal corner bead product to Metal Framing to manufacture and sell in most of the United States.
  February 1, 2010, acquired the steel processing assets of Gibraltar Strip Steel. The acquisition expands the capabilities of the existing cold-rolled strip business and the ability to service the needs of new and existing customers.
  March 2010, the greenfield WAVE manufacturing facility near Pune, India began shipping suspended ceiling grid product. This is the eighth manufacturing location for the joint venture between Worthington and Armstrong.
  April 8, 2010, raised $150 million aggregate principal amount of senior notes due 2020. The notes bear interest at a rate of 6.50%. The net proceeds from the offering were used to repay a portion of the outstanding borrowings under the revolving credit facility and amounts outstanding under the revolving trade accounts receivable securitization facility.

Other

Dividend Declared

On May 25, 2010, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable on June 29, 2010, to shareholders of record June 15, 2010.

Conference Call

Worthington will review fourth quarter results during its quarterly conference call on July 1, 2010, at 1:30 p.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders products such as propane, oxygen and helium tanks, hand torches, camping cylinders, and scuba tanks; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; metal ceiling grid systems; current and past model automotive service stampings; steel pallets and racks; and laser welded blanks. Worthington employs approximately 6,400 people and operates 64 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; the sustainability of earnings; projected profitability potential, capacity and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected timing, results, benefits, costs, charges and expenditures related to acquisitions, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to capture and maintain margins and market share and to develop or take advantage of future opportunities, new products and markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for improving earnings, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies from such acquisitions; capacity levels and efficiencies within facilities and within the industry as a whole; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor issues, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2010	2009	2010	2009
Net sales	$626,413	$471,570	$1,943,034	$2,631,267
Cost of goods sold	520,630	434,240	1,663,104	2,456,533
Gross margin	105,783	37,330	279,930	174,734
Selling, general and administrative expense	62,673	50,526	218,315	210,046
Impairment of long-lived assets	-	-	35,409	96,943
Restructuring and other expense	503	6,044	4,243	43,041
Operating income (loss)	42,607	(19,240)	21,963	(175,296)
Other income (expense):
Miscellaneous income (expense)	(109)	(993)	1,127	(2,329)
Gain on sale of investment in Aegis	-	-	-	8,331
Interest expense	(3,086)	(4,326)	(9,534)	(20,734)
Equity in net income of unconsolidated affiliates	18,759	8,732	64,601	48,589
Earnings (loss) before income taxes	58,171	(15,827)	78,157	(141,439)
Income tax expense (benefit)	22,778	(2,875)	26,650	(37,754)
Net earnings (loss)	35,393	(12,952)	51,507	(103,685)
Net earnings attributable to noncontrolling interest	2,336	786	6,266	4,529
Net earnings (loss) attributable to controlling interest	$33,057	$(13,738)	$45,241	$(108,214)

Basic
Average common shares outstanding	79,200	78,936	79,127	78,903
Earnings (loss) per share attributable to controlling interest	$0.42	$(0.17)	$0.57	$(1.37)

Diluted
Average common shares outstanding	79,224	78,936	79,143	78,903
Earnings (loss) per share attributable to controlling interest	$0.42	$(0.17)	$0.57	$(1.37)

Common shares outstanding at end of period	79,217	78,998	79,217	78,998

Cash dividends declared per share	$0.10	$0.10	$0.40	$0.61

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$59,016	$56,319
Receivables, less allowances of $5,752 and $12,470 at May 31, 2010 and 2009	301,455	182,881
Inventories:
Raw materials	177,819	141,082
Work in process	106,261	57,612
Finished products	80,251	71,878
Total inventories	364,331	270,572
Income taxes receivable	1,443	29,749
Assets held for sale	2,637	707
Deferred income taxes	21,964	24,868
Prepaid expenses and other current assets	31,439	33,839
Total current assets	782,285	598,935

Investments in unconsolidated affiliates	113,001	100,395
Goodwill	79,543	101,343
Other intangible assets, net of accumulated amortization of $17,768 and $15,328 at May 31, 2010 and 2009	23,964	23,642
Other assets	15,391	18,009
Property, plant and equipment, net	506,163	521,505
Total assets	$1,520,347	$1,363,829

Liabilities and equity
Current liabilities:
Accounts payable	$258,730	$136,215
Notes payable	-	980
Accrued compensation, contributions to employee benefit plans and related taxes	62,413	34,503
Dividends payable	7,932	7,916
Other accrued items	41,635	49,488
Income taxes payable	9,092	4,965
Current maturities of long-term debt	-	138,013
Total current liabilities	379,802	372,080

Other liabilities	68,380	65,400
Long-term debt	250,238	100,400
Deferred income taxes	71,893	82,986
Total liabilities	770,313	620,866

Shareholders' equity - controlling interest	711,413	706,069
Noncontrolling interest	38,621	36,894
Total equity	750,034	742,963
Total liabilities and equity	$1,520,347	$1,363,829

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2010	2009	2010	2009
Operating activities
Net earnings (loss) attributable to controlling interest	$33,057	$(13,738)	$45,241	$(108,214)
Adjustments to reconcile net earnings (loss) attributable to controlling interest to net cash provided (used) by operating activities:
Depreciation and amortization	16,222	15,846	64,653	64,073
Impairment of long-lived assets	-	-	35,409	96,943
Restructuring and other expense, non-cash	161	1,178	3,408	8,925
Provision for deferred income taxes	63	(2,184)	(6,110)	(25,479)
Bad debt expense	1,085	(1,221)	(900)	8,307
Equity in net income of unconsolidated affiliates, net of distributions	(5,759)	(13,052)	(12,007)	8,491
Net earnings attributable to noncontrolling interest	2,336	786	6,266	4,529
Net (gain) loss on sale of assets	499	805	(3,908)	1,317
Stock-based compensation	1,166	1,476	4,570	5,767
Excess tax benefits - stock-based compensation	(165)	(78)	(165)	(433)
Gain on acquisitions and sales of subsidiary investments	-	-	(891)	(8,331)
Changes in assets and liabilities:
Receivables	(103,084)	34,093	(114,892)	226,690
Inventories	(42,459)	95,272	(64,499)	329,892
Prepaid expenses and other current assets	13,026	7,889	30,425	(20,805)
Other assets	(91)	(1,542)	205	(643)
Accounts payable and accrued expenses	78,504	(76,355)	125,613	(321,798)
Other liabilities	(4,123)	1,470	(1,999)	(14,905)
Net cash provided (used) by operating activities	(9,562)	50,645	110,419	254,326

Investing activities
Investment in property, plant and equipment, net	(7,727)	(14,659)	(34,319)	(64,154)
Acquisitions, net of cash acquired	1,066	(1,824)	(63,098)	(42,199)
Distributions from (investments in) unconsolidated affiliates, net	(179)	16,820	(483)	20,362
Proceeds from sale of assets	1,287	3,142	15,950	6,883
Proceeds from sale of investments in unconsolidated affiliates	-	-	-	25,863
Net cash provided (used) by investing activities	(5,553)	3,479	(81,950)	(53,245)

Financing activities
Net proceeds from (payments on) short-term borrowings	(120,000)	(6,860)	(980)	(142,385)
Proceeds from long-term debt, net	146,942	-	146,942	-
Principal payments on long-term debt	(3)	(6,989)	(138,013)	(7,241)
Proceeds from issuance of common shares	253	1,371	2,313	3,899
Excess tax benefits - stock-based compensation	165	78	165	433
Dividends paid to noncontrolling interest	-	(3,936)	(4,539)	(7,152)
Repurchase of common shares	-	-	-	(12,402)
Dividends paid	(7,919)	(13,412)	(31,660)	(53,686)
Net cash provided (used) by financing activities	19,438	(29,748)	(25,772)	(218,534)

Increase (decrease) in cash and cash equivalents	4,323	24,376	2,697	(17,453)
Cash and cash equivalents at beginning of period	54,693	31,943	56,319	73,772
Cash and cash equivalents at end of period	$59,016	$56,319	$59,016	$56,319

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2010	2009	2010	2009
Volume:
Steel Processing (tons)	645	370	2,055	2,011
Pressure Cylinders (units)	15,016	14,152	55,436	47,639
Metal Framing (tons)	67	90	278	459

Net sales:
Steel Processing	$349,588	$179,063	$988,950	$1,183,013
Pressure Cylinders	144,801	129,043	467,572	537,373
Metal Framing	87,049	110,529	330,578	661,024
Other	44,975	52,935	155,934	249,857
Total net sales	$626,413	$471,570	$1,943,034	$2,631,267

Material cost:
Steel Processing	$238,430	$149,516	$685,308	$991,832
Pressure Cylinders	65,881	64,098	208,252	257,451
Metal Framing	53,848	69,509	200,168	502,144

Operating income (loss):
Steel Processing	$28,345	$(22,052)	$51,353	$(68,149)
Pressure Cylinders	15,984	9,216	30,056	61,175
Metal Framing	379	(3,526)	(10,186)	(142,598)
Other	(2,101)	(2,878)	(49,260)	(25,724)
Total operating income (loss)	$42,607	$(19,240)	$21,963	$(175,296)

The following provides detail of the impairment of long-lived assets and restructuring and other expense (income) included in the operating income (loss) by segment presented above.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2010	2009	2010	2009

Pre-tax impairment of long-lived assets and restructuring and other expense (income) by segment:

Steel Processing	$(949)	$838	$(488)	$3,917
Pressure Cylinders	2	1,038	309	1,045
Metal Framing	897	2,089	3,892	110,536
Other	553	2,079	35,939	24,486
Total impairment of long-lived assets and restructuring and other expense
	$503	$6,044	$39,652	$139,984

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com